Exhibit 99.1

PEOPLE’S UTAH BANCORP AND TOWN & COUNTRY BANK, INC.
OF ST. GEORGE, UTAH ANNOUNCE MERGER

AMERICAN FORK, UTAH, May 31, 2017 – People’s Utah Bancorp (the “Company” or “PUB”) (Nasdaq: PUB) and Town & Country Bank, Inc. (“Town & Country Bank”) today jointly announced the signing of a definitive agreement to merge Town & Country Bank, a community bank based in St. George Utah, into People’s Intermountain Bank, a wholly owned subsidiary of PUB. Town & Country Bank was established in 2008 with one branch in St. George, Utah and one loan production office in Sandy, Utah and has a strong focus on serving business customers. As of March 31, 2017, Town & Country Bank had total assets of $135.1 million, gross loans of $97.3 million and total deposits of $119.7 million.

The boards of PUB and Town & Country Bank unanimously approved the transaction, which is subject to required regulatory approvals, customary closing conditions, and shareholder approval. The transaction has a consideration mix of 65% of PUB common stock and 35% in cash.  The transaction provides for the payment to Town & Country Bank shareholders of $4.28 per share in cash and 0.2978 shares of PUB common stock. Based on the closing price of $25.55 for PUB shares on May 30, 2017, the transaction would result in an aggregate value of $20.9 million or $11.89 per fully diluted Town & Country Bank common share. As of March 31, 2017, Town and Country Bank had tangible equity of $14.7 million.

The Town & Country Bank office and PUB’s Bank of American Fork branch in St. George is expected to be consolidated in January 2018. Upon consolidation, the combined division will operate under the name “People’s Town & Country Bank”. Bank of American Fork branches in other areas will not be affected by this St. George-area name change. The Town & Country Bank’s Sandy loan production office is expected to be consolidated with the current Bank of American Fork Sandy branch and will operate under the name Bank of American Fork. This is part of a larger bank-wide strategy to establish a community-banking network with local names throughout Utah and potentially in adjoining states.

“We appreciate the unique style of customer service that Town & Country Bank has created. We look forward to working with customers and our associates to preserve some of the most important aspects of that style. The merger will add substantial capital, new technologies and products to Town & Country Bank customers that have not been available before. It will also allow Town & Country Bank to increase lending limits that will allow customers to do larger projects. The new combined People’s Town & Country Bank division in St. George is expected to have loans of approximately $133 million and deposits of $128 million. The People’s Town & Country Bank division will allow us to continue the community-banking tradition so important to American small business while spreading the high regulatory and operating costs of banking over a broader base,” said Richard T. Beard, President and CEO of People’s Utah Bancorp.

Kurt Johnson, Chairman of the Board of Town & Country Bank stated, “We believe this combination will be highly beneficial to our customers. They will have access to the additional resources that will come from joining the People’s Utah Bancorp family including mortgage services offered by People’s Intermountain Bank Mortgage. The standards for customer service at both banks is very high. Our customers should expect the personal service we have been known for with additional options and resources to choose from.”

According to MetroStudy, housing dynamics in the St. George, Utah and Mesquite, Nevada market area are very strong. As of March 2017, job growth showed a year-over-year net increase of 3,100,

unemployment was 3.7% compared to the national rate of 4.5%, and there were 1,716 new home starts, among the highest months since 2008.

A conference call for investors, analysts and the public is scheduled for 11:00 a.m. Eastern time on Thursday, June 1, 2017.

The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the participant entry number is 0699936.

To participate in the webcast, log on to:  http://services.choruscall.com/links/pub170601html

If you are unable to participate during the live webcast, the call will be archived on our website, www.peoplesutah.com, or at the same URL above until July 1, 2017. Forward looking and other material information may be discussed on this conference call.

PUB was advised in the transaction by D.A. Davidson & Co. as financial advisor and Dorsey & Whitney LLP as legal counsel. Town & Country Bank was advised by Sheshunoff & Co., as financial advisor, and Jones Waldo Holbrook & McDonough, PC as legal counsel.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include but are not limited to statements about the benefits of the business combination transaction involving PUB and TC, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.  These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected, including but not limited to the risks that the merger transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which PUB and TC operate; the ability to promptly and effectively integrate the businesses of People’s Utah Bancorp and Town & Country Bank, Inc.; the reaction to the transaction of the companies’ customers, employees, and counterparties; and the diversion of management time on merger-related issues.  Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. PUB undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Important Notice

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval.  TC intends to seek shareholder approval of the proposed merger.  This press release is not a substitute for any documents to be distributed to the shareholders of TC.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 19 locations in two banking divisions, Bank of American Fork and Lewiston State Bank, a leasing division, GrowthFunding Equipment Finance and a mortgage division, People’s Intermountain Bank Mortgage. The bank has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community-bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998